UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2010

Franklin Street Properties Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880-6210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 14, 2010, Franklin Street Properties Corp. (the “Company”) held its 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”).  The 2010 Annual Meeting was called for the following purposes: (1) to elect two Class I directors to serve until the 2013 annual meeting, (2) to ratify the Audit Committee’s appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010 and (3) to consider and act upon a stockholder proposal concerning the annual election of directors.

The following table sets forth the names of the directors elected at the 2010 Annual Meeting for new three-year terms and the final number of votes cast for and withheld from each director.

Name	For	Withheld	Broker Non-Votes

Dennis J. McGillicuddy	45,167,702	6,953,116	13,083,123

Janet P. Notopoulos	44,005,030	8,115,788	13,083,123

The proposal to the Audit Committee’s appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010 was also approved.  The final number of votes cast for or against or abstaining from voting on that proposal are listed below.

For	Against	Abstain

63,800,209	1,200,257	203,474

In addition, the stockholder’s proposal  that the board of directors of the Company take the steps necessary to eliminate the classification of the Board of Directors and to require that all directors be required to stand for election annually was approved by our stockholders.  This proposal is not binding on the Company or the Board of Directors.  Under Maryland law and the Company’s articles of incorporation, an amendment repealing the classified board provision in the articles of incorporation must first be approved by the majority of the directors and then approved at a subsequent stockholder meeting by the affirmative vote of the holders of not less than 80% of the shares issued and outstanding and entitled to vote.  The final number of votes cast for or against or abstaining from voting on the stockholder’s proposal are listed below.

For	Against	Abstain	Broker Non-Votes

34,852,478	16,933,073	335,267	13,083,123

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2010	FRANKLIN STREET PROPERTIES CORP.

By:	/s/ Barbara J. Fournier
Barbara J. Fournier Chief Operating Officer